                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 11 )*



                         AMERICAN GREETINGS CORPORATION
                                (Name of Issuer)


                              CLASS B COMMON SHARES
                         (Title of Class of Securities)


                                   026375-20-4
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                       Page 1 of 5 Pages

                                       13G

-------------------------------------         ----------------------------------
  CUSIP NO. 026375-20-4                                 PAGE 2 OF 5 PAGES
-------------------------------------         ----------------------------------

----------- -----------------------------------------------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    IRVING I. STONE    SS# ###-##-####

----------- -----------------------------------------------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                            (a) [ ]
                            (b) [ ]
----------- -----------------------------------------------------------------------------------------------------------
    3       SEC USE ONLY

----------- -----------------------------------------------------------------------------------------------------------
    4       CITIZENSHIP OR PLACE OF ORGANIZATION

                             U.S.A.
----------- -----------------------------------------------------------------------------------------------------------
                                   5      SOLE VOTING POWER
          NUMBER OF
                                                    203,964
                                --------- -----------------------------------------------------------------------------
     SHARES BENEFICIALLY           6      SHARE VOTING POWER

            OWNED                                  - 0 -
                                --------- -----------------------------------------------------------------------------
           BY EACH                 7      SOLE DISPOSITIVE POWER

       REPORTING PERSON                            203,964
                                --------- -----------------------------------------------------------------------------
                                   8      SHARED DISPOSITIVE POWER
             WITH
                                                    -0-
------------------------------- --------- -----------------------------------------------------------------------------
              9                           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                   203,964
------------------------------- --------- -----------------------------------------------------------------------------
              10                          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                    X
------------------------------- --------- -----------------------------------------------------------------------------
              11                          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                                  4.71%
------------------------------- --------- -----------------------------------------------------------------------------
              12                          TYPE OF REPORTING PERSON*

                                                    IN
------------------------------- --------- -----------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                                               Page 3 of 5 Pages


                                  SCHEDULE 13G


Item 1(a)      Name of Issuer:
               ---------------

                        American Greetings Corporation

Item 1(b)      Address of Issuer's Principal Executive Offices:
               ------------------------------------------------

                        One American Road, Cleveland, Ohio   44144

Item 2(a)      Name of Person Filing:
               ----------------------

                        Irving I. Stone
                        Morry Weiss

Item 2(b)      Address or Principal Office:
               ----------------------------

                        One American Road, Cleveland, Ohio   44144
                        One American Road, Cleveland, Ohio   44144

Item 2(c)      Citizenship
               -----------

                        U.S.A. with respect to each person named in 2(a) above

Item 2(d)      Title of Class of Securities:
               -----------------------------

                        American Greetings Corporation Class B Common Shares

Item 2(e)      CUSIP Number:
               -------------

                        026375-20-4

Item 3         Status of Person Filing:
               ------------------------

                        Not Applicable

Item 4         Ownership:
               ----------

               (a)      Amount beneficially owned     (b)   Percent of Class
                        -------------------------           ----------------

                        Irving I. Stone  203,964               4.71%
                        Morry Weiss      600,000              13.86%

                                                               Page 4 of 5 Pages

                                  SCHEDULE 13G


Item 4             (c)     Number of shares as to which such person has:
(Continued)                ---------------------------------------------
-----------

                                   (i)  Sole Power   (ii)  Shared Power
                                         to Vote             to Vote
                                         -------             -------

                   Irving I. Stone       203,964               -0-
                   Morry Weiss           600,000               -0-



                                  (iii)  Sole Power  (iv)  Shared Power
                                         to Dispose         to Dispose
                                         ----------         ----------

                   Irving I. Stone        203,964              -0-
                   Morry Weiss            600,000              -0-

Item 5             Ownership of Five Percent or Less of a Class:
                   ---------------------------------------------

                            Not Applicable

Item 6             Ownership of More than Five Percent on Behalf of Another
                   ---------------------------------------------------------
                   Person:
                   -------

                            Not Applicable

Item 7             Identification and Classification of the Subsidiary Which
                   ---------------------------------------------------------
                   Acquired the Security:
                   ----------------------

                            Not Applicable

Item 8             Identification and Classification of Members of the Group:
                   ----------------------------------------------------------

                            Not Applicable

Item 9             Notice of Dissolution of Group:
                   -------------------------------

                            Not Applicable

Item 10            Certification
                   -------------

                            Not Applicable

                                                               Page 5 of 5 Pages


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                              February 6, 1998
                                              ---------------------------------



                                              /s/ Irving I. Stone
                                              ---------------------------------
                                              Irving I. Stone
                                              Founder-Chairman